Exhibit 99.1

WINN-DIXIE	NEWS RELEASE
THE REAL DEAL

WINN-DIXIE STORES, INC.	5050 EDGEWOOD COURT	JACKSONVILLE, FLORIDA
www.winn-dixie.com	P.O. BOX B 32203-0297
(904) 783-5000
RELEASE DATE:	October 8, 2003
INVESTOR CONTACT:	R. P. McCook, Senior Vice President and Chief Financial Officer 904-783-5221

WINN-DIXIE REPORTS SALES AND EARNINGS

FOR THE FIRST QUARTER

JACKSONVILLE, FLORIDA, OCTOBER 8, 2003 – Winn-Dixie Stores, Inc. (NYSE: WIN), at its annual shareholders’ meeting today, announced sales and earnings for its first quarter of fiscal 2004.

Sales for the 12 weeks ended September 17, 2003 were $2.7 billion, a decrease of $164.1 million or 5.8% compared with the same quarter last year. For the quarter, identical store sales, which include enlargements and exclude the stores that opened or closed during the period, decreased 6.6%. Comparable store sales, which include replacement stores, decreased 6.6% for the quarter.

Net earnings for the quarter were $1.2 million, or $0.01 per diluted share, compared to $34.8 million, or $0.25 per diluted share, for the same quarter last year.

Frank Lazaran, Winn-Dixie’s President and Chief Executive Officer stated, “Our previously reported earnings guidance of breakeven reflected our commitment to invest promotional dollars to increase sales. During the quarter, we initiated a plan to increase sales and improve earnings for the remainder of the fiscal year. The plan includes increased promotional activity, lowered pricing, improved friendly service, clean stores, improved in-stock conditions, neighborhood-specific marketing and increased capital expenditures for remodeling, especially expenditures for in-store lighting improvements. We are committed to executing and following through on the plan. Our results will depend on our execution, competitors’ response and customer acceptance of our plan over the remainder of the year.”

On October 7, 2003, the Company amended and restated its senior secured credit facility. As amended, the facility includes a three-year revolving facility of $300.0 million containing multiple one-year renewal options and replaces the prior 364-day and five-year revolving facilities. The amended facility is an asset-based facility with a borrowing base comprised of an agreed percentage of the inventory balance.

For the 12 weeks ended September 17, 2003, the Company opened three new stores, averaging 37,200 square feet, closed one store, totaling 33,500 square feet and enlarged or remodeled 18 store locations, for a total of 1,075 locations in operation on September 17, 2003, compared to 1,073 at September 18, 2002. As of September 17, 2003, retail space totaled 47.7 million square feet compared to 47.5 million square feet in the previous year.

Winn-Dixie Stores, Inc. (NYSE: WIN) is one of the largest food retailers in the nation and ranks 149 on the FORTUNE 500 ® list. Founded in 1925, the company is headquartered in Jacksonville, FL and operates 1,077 stores in 12 states and the Bahama Islands. Frank Lazaran serves as President and Chief Executive Officer. For more information, please visit www.winn-dixie.com.

Consolidated Statements of Operations (Unaudited)

Amounts in thousands except per share data

	12 Weeks Ended September 17, 2003		12 Weeks Ended September 18, 2002
	Amount	%	Amount	%
Net sales	$2,668,624	100.0	$2,832,765	100.0
Cost of sales	1,939,654	72.7	2,033,204	71.8

Gross profit	728,970	27.3	799,561	28.2
Other operating & administrative expenses	722,746	27.1	729,833	25.8

Operating income	6,224	0.2	69,728	2.4
Interest expense, net	4,311	0.2	14,921	0.5

Earnings before income taxes	1,913	—	54,807	1.9
Income tax expense	668	—	20,005	0.7

Net earnings	1,245	—	34,802	1.2

Basic earnings per share	$0.01		$0.25

Diluted earnings per share	$0.01		$0.25

Dividends per share	$0.05		$0.05

Weighted average common shares outstanding — basic	140,628		140,357

Weighted average common shares outstanding — diluted	141,108		140,807

Consolidated Balance Sheets (Unaudited)

Amounts in thousands except par value

	September 17, 2003	June 25, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$100,839	127,515
Marketable securities	19,207	19,188
Trade and other receivables	116,946	115,485
Merchandise inventories less LIFO reserve of $218,162 ($216,662 as of June 25, 2003)	1,064,287	1,046,913
Prepaid expenses and other assets	36,504	35,449
Deferred income taxes	125,626	128,904

Total current assets	1,463,409	1,473,454

Cash surrender value of life insurance, net	11,591	16,779
Property, plant and equipment, net	979,754	978,601
Goodwill	87,808	87,808
Non-current deferred income taxes	103,182	106,315
Other assets, net	128,465	127,474

Total assets	$2,774,209	2,790,431

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Current portion of long-term debt	$283	276
Current obligations under capital leases	3,392	3,439
Accounts payable	552,204	546,234
Reserve for insurance claims and self-insurance	100,906	97,109
Accrued wages and salaries	90,062	107,538
Accrued rent	127,771	127,654
Accrued expenses	118,303	104,705
Income taxes payable	20,288	31,775

Total current liabilities	1,013,209	1,018,730

Reserve for insurance claims and self-insurance	145,336	144,698
Long-term debt	310,722	310,767
Obligations under capital leases	20,430	21,344
Defined benefit plan	67,729	67,233
Lease liability on closed stores, net of current portion	143,650	149,427
Other liabilities	48,222	49,728

Total liabilities	1,749,298	1,761,927

Shareholders’ Equity:
Common stock $1 par value. Authorized 400,000,000 shares issued and outstanding 141,622,710 at September 17, 2003 and 140,818,083 at June 25, 2003	141,623	140,818
Retained earnings	888,738	894,137
Accumulated other comprehensive loss	(5,450)	(6,451)

Total shareholders’ equity	1,024,911	1,028,504

Total liabilities and shareholders’ equity	$2,774,209	2,790,431

Consolidated Statements of Cash Flows (Unaudited)

Dollar amounts in thousands

	For the 12 Weeks Ended
	September 17, 2003	September 18, 2002
Cash flows from operating activities:
Net earnings	$1,245	34,802
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	38,806	37,979
Deferred income taxes	5,860	5,207
Stock compensation plans	1,175	1,327
Change in operating assets and liabilities:
Trade and other receivables	(1,461)	896
Merchandise inventories	(17,374)	8,977
Prepaid expenses and other assets	(550)	12,444
Accounts payable	5,970	(52,751)
Income taxes payable	(11,487)	12,436
Defined benefit plan	496	504
Reserve for insurance claims and self-insurance	4,435	(5,780)
Other current accrued expenses	(9,045)	(19,146)

Subtotal	18,070	36,895
Income taxes paid on company owned life insurance	—	(52,002)

Net cash provided by (used in) operating activities	18,070	(15,107)

Cash flows from investing activities:
Purchases of property, plant and equipment, net	(37,675)	(22,270)
Decrease (increase) in investments and other assets	988	(4,228)

Net cash used in investing activities	(36,687)	(26,498)

Cash flows from financing activities:
Principal payments on long-term debt	(37)	(101,031)
Principal payments on capital lease obligations	(961)	(802)
Purchase of common stock	—	(40)
Dividends paid	(7,041)	(7,030)
Other	(20)	94

Net cash used in financing activities	(8,059)	(108,809)

Decrease in cash and cash equivalents	(26,676)	(150,414)
Cash and cash equivalents at beginning of year	127,515	227,846

Cash and cash equivalents at end of period	$100,839	77,432

Supplemental cash flow information:
Interest paid	$1,889	29,738
Interest and dividends received	$642	496
Income taxes paid	$6,410	32,621

SUPPLEMENTAL AND EXPLANATORY INFORMATION

(1)	Basis of Consolidation: The consolidated financial statements include the accounts of Winn-Dixie Stores, Inc. and its subsidiaries, which operate as a major food retailer in 12 states, and the Bahama Islands.

(2)	Income Taxes: The provision for income taxes reflects management’s best estimate of the effective tax rate expected for the fiscal year. The effective tax rate for fiscal years 2004 and 2003 is 34.9% and 36.5%, respectively.

(3)	Inventory: The following supplemental information is provided to facilitate comparisons with companies using the FIFO method.

	For the 12 Weeks Ended
	(Dollars in thousands except per share data)
	Sept. 17, 2003	Sept. 18, 2002
FIFO Basis
Inventories	$1,282,449	1,273,184
Net earnings from operations	2,222	36,707
Diluted earnings per share	0.02	0.26

(4)	Subsequent Event: On October 7, 2003, the Company amended and restated its senior secured credit facility. As amended, the facility includes a three-year revolving facility of $300.0 million containing multiple one-year renewal options and replaces the prior 364-day and five-year revolving facilities. The amended facility is an asset-based facility with a borrowing base comprised of an agreed percentage of the inventory balance. On October 8, 2003, the Company filed a current report on Form 8-K containing a press release and the amended and restated credit agreement.

Cautionary Statement Regarding Forward-Looking Information and Statements

The projections following this Cautionary Statement are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from the results described in the forward-looking statements.

Factors that could cause the Company’s actual results to differ materially from the expected results described in the Company’s forward-looking statements include, but are not limited to (i) our ability to implement and execute our strategic vision; (ii) our response to changing customer demands and spending patterns; (iii) our response to the entry of new competitors in our markets, especially from non-traditional grocery retailers such as mass merchandisers, supercenters, warehouse club stores, dollar-discount stores, drug stores and conventional department stores; (iv) the success of our pricing and promotional policies; (v) the success of our Customer Reward Card program in tailoring product offerings to customer preferences; (vi) our ability to appropriately maintain our store facilities and execute our in-store operational plan; (vii) our ability to recruit, retain and develop key management and employees; (viii) consolidation in the supermarket industry; (ix) changes in federal, state or local laws or regulations affecting food manufacturing, distribution, or retailing, including environmental regulations; (x) the impact of changes in the Company’s debt ratings by nationally recognized rating agencies; (xi) our ability to integrate acquired operations; (xii) our ability to develop new stores or complete remodels as planned; (xiii) our ability to successfully implement new technology; (xiv) the rate of inflation or deflation; and (xv) general business and economic conditions in the Company’s operating regions.

Please refer to discussions of these and other factors in this news release and other Company filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to revise or update publicly these forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

Securities and Exchange Commission Fair Disclosure Forward Looking Earnings Forecast

To give guidance to all investors in the spirit of the Securities and Exchange Commission fair disclosure rules, the Company has evaluated its projection of current and forecasted conditions using its internal earnings model.

Beginning in the first quarter and continuing into the second quarter, the Company began to implement the sales and marketing plan described above. Because the plan is still being implemented, it is not possible to confirm at this time whether the Company’s execution, competitors’ response and customer acceptance of this plan will lead to increased sales and earnings in the second quarter. For this reason, we have elected not to provide earnings guidance for the second quarter and for fiscal 2004. Therefore, we are withdrawing our annual earnings guidance of $1.00 to $1.10 per diluted share for fiscal 2004.